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                                                                   EXHIBIT 10.20



                              EMPLOYMENT AGREEMENT


         AGREEMENT made as of the 4th day of August, 1997, among METRAPLEX CORPORATION, a Delaware corporation ("Metraplex"), HERLEY INDUSTRIES, INC., a Delaware corporation ("Herley"), and GLENN ROSENTHAL, residing at 4614 Granite Drive, Middletown, Maryland 21769 (the "Executive").

                                   WITNESSETH:

         WHEREAS, pursuant to the terms of a certain Agreement and Plan of Reorganization dated July 8, 1997 (the "Agreement and Plan of Reorganization") among the Metraplex, Herley and Metraplex Acquisition Corp. ("Merger Sub"), Merger Sub will merge with and into Metraplex, with Metraplex as the surviving corporation and Metraplex will become a wholly-owned subsidiary of Herley (such surviving corporation being hereinafter referred to as the "Employer"); and

         WHEREAS, Executive has been a key executive officer and employee of Employer and Herley wishes to retain the services of Executive as an employee and officer of Employer, and Executive desires to render such services; and

         WHEREAS, a condition of the closing of the transactions contemplated in the Agreement and Plan of Reorganization is that Executive enter into with and deliver this Employment Agreement to, the Employer;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

         1. PRIOR AGREEMENTS SUPERSEDED; EFFECTIVENESS.

              (a) This Agreement supersedes any employment agreements, oral or written, entered into between Executive and Employer prior to the date of this Agreement.

              (b) This Agreement shall have no validity or force and effect unless and until the Closing of the Agreement and Plan of Reorganization.

         2. RETENTION OF SERVICES.

         The Employer hereby agrees to employ the Executive and the Executive agrees to accept employment on, and subject to, the terms and conditions hereinafter set forth.
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         3. TERM OF EMPLOYMENT.

         Subject to earlier termination in accordance with Section 6 hereof, the term of this Agreement shall commence on the effective date of Closing of the Agreement and Plan of Reorganization and end three (3) years from that date, unless extended by mutual agreement of the parties ("Term of Employment").

         4. DUTIES.

              (a) During the Term of Employment, the Executive shall be employed by the Employer as the President of Metraplex and a Vice President of Herley industries, Inc. The Executive agrees that he will devote his full business time and best efforts exclusively to the faithful and diligent performance of all of the duties and responsibilities incident to that position as well as all such other executive duties and responsibilities for or on behalf of the Employer and/or its subsidiaries or Herley and/or its subsidiaries as in that or any other executive capacity he may be assigned or required to perform from time to time by the Board of Directors or President of Herley.

              (b) Notwithstanding the foregoing, neither the Employer nor Herley will require the Executive to be employed in a location outside the Frederick, Maryland area unless the Executive consents in writing to such other employment location.

         5. COMPENSATION.

         For so long as the Executive is employed on a full time basis by the Employer, in consideration of the services to be rendered by the Executive hereunder, the Employer agrees to pay to the Executive during the Term of Employment, and the Executive agrees to accept as compensation,

              (a) a salary at the annual rate of not less than One Hundred Thirty Thousand and 00/100 ($130,000.00) Dollars per annum (the "Salary"), payable in bi-weekly installments or more frequently in accordance with the Employer's normal payroll policies.

              (b) not later than one hundred twenty (120) days after the end of each fiscal year of the Employer, which shall be the same date as Herley Industries, Inc. fiscal year end, the Employer shall pay to the Executive, as incentive compensation, an amount equal to three percent (3%) of the Employer's Pre-Tax income for such immediately preceding fiscal year. For purposes hereof, the term "Pre-Tax Income" of the Employer shall mean, with respect to any fiscal year, the income, if any, of the Employer, for such fiscal year as set forth in the financial statements of the Employer, before deduction of taxes based on income or of the incentive compensation to be paid to Executive for such fiscal year under this Agreement. For the purpose of calculating Pre-Tax Income for this subsection (b), a portion of the general expenses of Herley shall be allocated to the Employer in accordance with the Generally Accepted Accounting Principles which shall include interest from either bank loans or loans from Herley, accounting and corporate legal charges


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consistent with Employer's previous costs, insurance and such other charges as would usually be incurred by a separately managed subsidiary.

              (c) upon execution of this Agreement, the Executive shall receive $25,000.

              (d) upon execution of this Agreement and the surrender of options owned by the Executive to purchase 10,000 shares of Metraplex common stock, the Executive shall receive non-qualified options to purchase Twenty-Five Thousand (25,000) shares of Herley Common Stock, exercisable over a ten-year period, subject to vesting over a five-year period in twenty percent (20%) increments beginning July 31, 1998 at an exercise price per share equal to the closing price of Herley Common Stock on the day prior to the execution of the Agreement and Plan of Reorganization.

              (e) upon execution of this Agreement and upon his request, the Executive shall receive a loan from Herley in the principal amount of $25,000 with interest accruable at the rate or rates per annum equal to the rate announced from time to time by Dauphin Bank as its "prime rate", payable at maturity. Such loan shall be memorialized in a promissory note payable to Herley, which shall mature on the second anniversary of the date of the Agreement and Plan of Reorganization.

              (f) During the Term of Employment, Executive shall be entitled to the following benefits and perquisites:

                    (i) Participation, subject to qualification requirements, in all fringe benefits, including disability, medical, dental and hospitalization plans, presently in effect by Employer or hereinafter instituted by Employer and applicable to its executive employees generally.

                    (ii) Term life insurance on the Executive's life consistent with the insurance plan presently in effect or hereafter instituted by Employer.

                    (iii) Reimbursement of reasonable and necessary expenses incurred by the Executive in performing his employment hereunder, provided such expenses are adequately documented in accordance with Employer's policy.

                    (iv) The use of an automobile comparable to those automobiles provided to other Vice-Presidents of Herley with reimbursement for repairs, fuel and insurance.

                    (v) Vacation in accordance with Employer's policies in effect from time to time for executives of the Employer; provided, however, that the Executive shall not be entitled to additional cash compensation for any unused vacation time.


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                    (vi)   Participation in Herley's stock option plans to the
                           extent determined and approved by the Board of Directors of Herley.

                    (vii) Participation in the existing or any successor 401(K) and pension and profit sharing plans of the Employer ("Employer's Plans");


         6. TERMINATION OF EMPLOYMENT.

         This Agreement and, accordingly, the Term of Employment, may be terminated earlier than as specified in Section 3 hereof, upon the happening of any of the following events:

              (a) Whenever Employer and the Executive shall mutually agree in writing to terminate this Agreement.

              (b) Upon the death of the Executive.

              (c) At the option of the Employer, if the Executive shall:

                    (i) be in breach of or default under any material provision of this Agreement for a period of thirty
                           (30) days after notice of such breach is given by Employer to the Executive; or

                    (ii) be convicted or have acknowledged the commission of fraud, misappropriation or embezzlement; or

              (d) if during the Term of Employment the Executive becomes unable for four and one-half(4-1/2) consecutive months or six (6) months during a continuous twelve (12) month period, due to ill health or other incapacitation, to perform his duties hereunder, then Herley has the right to terminate this employment agreement.

              (e) At the Executive's option, if Herley or the Employer shall be in breach of or default under any material provision of this Agreement for a period of thirty (30) days after notice of such breach is given by the Executive to the Employer.

              (f) At the Executive's option, if Employer or Executive is relocated as set forth in paragraph 7(d) hereof


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         7. EFFECTS OF TERMINATION

              (a) In the event that the Executive's Term of Employment is terminated for reasons other than set forth in Section 6(c) of this Agreement, Executive shall receive any accrued but unpaid compensation which Executive is entitled to pursuant to Section 5(a) and Section 5(f) of this Agreement in regularly scheduled payments as if he were a continuing employee. Executive shall have a duty to mitigate the Employer's damages hereunder, and there shall be deducted from the amounts payable by the Employer hereunder an amount equal to any compensation earned by Executive from other employment subsequent to such termination of his employment hereunder.

              (b) In the event the Executive's Term of Employment is terminated pursuant to Section 6(c), Executive shall not be entitled to receive any amounts from the Employer other than any salary and accrued fringe benefits as set forth in Section 5(f) then due but unpaid; provided, that if the reason for such termination is the commission of any fraudulent act or felony against the Employer or Herley, Executive shall not be entitled to receive any salary or accrued fringe benefits then due but unpaid.

              (c) In the event the Executive's Term of Employment is terminated pursuant to Sections 6(b) or 6(d) of this Agreement, Executive shall receive any accrued but unpaid compensation which Executive is entitled to pursuant to
Section 5(a) and Section 5(f) of this Agreement in regularly scheduled payments as if he were a continuing employee. In such event. Executive also shall be entitled to receive any amounts subsequently due and payable under Section 5(b) of this Agreement prorated and payable for only that part of the year during which Executive was employed by Employer.

              (d) If the Employer or Executive is relocated out of Frederick, Maryland, and the Executive terminates the Term of Employment pursuant to
Section 6(f) ("Termination for Relocation"), Executive shall receive the following payments only:

                   (i) If Termination for Relocation is during the first year of this Agreement, the Executive shall receive an amount equal to $260,000, payable thirty (30) days after such Termination for Relocation.

                   (ii) If Termination for Relocation is during the second year of this Agreement, the Executive shall receive an amount equal to $195,000, payable thirty (30) days after such Termination for Relocation.

                   (iii) If Termination for Relocation is during the third year of this Agreement or the fourth year of the Executive's employment, assuming the Executive's employment with the Employer or Herley continues after the expiration of this Agreement, the Executive shall receive an amount equal to $130,000, payable thirty (30) days after such Termination for Relocation.


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         8. DISCLOSURE AND ASSIGNMENT OF DISCOVERIES.

         The Executive shall (without any additional compensation) promptly disclose in writing to the Boards of Directors of Employer and Herley all new ideas, processes, devices, inventions and discoveries (hereinafter referred to collectively as "discoveries"), whether or not patentable or copyrightable, which he, while employed by the Employer or Herley or any of their affiliates (collectively the "Group"), conceives, makes, develops, acquires or reduces to practice, whether alone or with others and whether during or after usual working hours, and which are related to the Group's business or interests, or are used or usable by the Group, or arise out of or in connection with the duties performed by him hereunder; and the Executive hereby transfers and assigns to the Employer and Herley all right, title and interest in and to such discoveries, including any and all domestic and foreign copyrights and patent rights therein and any renewals thereof. On request of the Employer or Herley, the Executive shall (without any additional compensation), from time to time during or after the expiration or termination of his employment, execute such further instruments (including, without limitation, applications for copyrights, letters patent and assignments thereof) and do all such other acts and things as may be deemed necessary or desirable by the Employer or Herley to protect and/or enforce their rights in respect of such discoveries. All expenses of filing or prosecuting any patent or copyright applications shall be borne by the Employer and Herley, but the Executive shall cooperate in filing and/or prosecuting any such applications.

         9. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

         The Executive represents that he has been informed that it is the policy of the Employer and Herley to maintain as secret and confidential all information (i) relating to the products, processes, designs and/or business concepts used by the Group and (ii) relating to the customers, suppliers and employees of the Group, including, without limitation, the names, addresses, requirements of, or credit terms extended to or by, customers or suppliers (all such information hereinafter referred to as "Confidential Information"), and the Executive further acknowledges that such Confidential Information is of great value to the Group. The parties recognize that the services to be performed by the Executive are special and unique, and that by reason of his employment by the Employer, he has and will acquire Confidential Information as aforesaid. The parties confirm that it is reasonably necessary to protect the goodwill of the Employer and Herley that the Executive agree, and accordingly, the Executive does agree, that at any time during or after he ceases to be employed by the Employer, he will not directly or indirectly (except where authorized by the Board of Directors of the Employer or Herley for the benefit of either of those Companies or the Group, divulge to any persons, firms or corporations, other than the Group (hereinafter referred to collectively as "third parties"), or use or cause to authorize any third parties to use, any such Confidential Information, or any other information regarded as confidential and valuable by the Employer or Herley which he knows or should know is regarded as confidential and valuable by the Employer or Herley. The non-disclosure obligations of this section shall not be imposed with regard to information which is or subsequently becomes, through no fault of Executive, generally available to the public or is disclosed as required by court order or by an order of a Regulatory Agency.


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         10. NON-COMPETITION.

              (a) During the term of employment and any extensions thereof, and for a period of two (2) years after the Executive leaves Employer's employment, the Executive will not, anywhere in the United States or Canada:

                    (i) engage, directly or indirectly, either individually or as stockholder, partner, officer, director, employee, consultant, agent or otherwise, in any business which is in competition with Metraplex, provided that nothing shall preclude Executive from being a stockholder only in a publicly traded corporation in competition with Metraplex provided that such stock ownership is less than 2% of the outstanding capital stock of the publicly traded corporation.

                    (ii) solicit or accept, or cause or authorize directly or indirectly to be solicited or accepted, for or on behalf of himself or third parties, any business which is directly competitive with the business conducted by the Employer at the time the Executive's employment ends, from third parties who were customers of the Employer at any time within one year prior to the end of the Executive's employment: and/or

                    (iii) solicit for employment or employ, or cause or authorize directly or indirectly to be solicited for employment or employ, for or on behalf of himself or third parties, any persons who were at the time the Executive's employment hereunder ended, employees of the Employer.

              (b) The Executive agrees that he will not, at any time, remove from the Employer's premises any drawings, notebooks, data and other documents and materials relating to the business and procedures of the Employer, except as reasonably necessary to the discharge of his duties hereunder.

              (c) In the event of a breach of this covenant not to compete, the parties acknowledge that the Employer and Herley may be irreparably damaged and may not have an adequate remedy at law. Therefore, either Employer or Herley may obtain injunctive relief, without the necessity of posting a bond, for any breach or threatened breach of this covenant. The parties hereto further acknowledge that this covenant not to compete is intended to conform to the extent required with the laws of the State of Delaware. Any court of competent jurisdiction is hereby authorized to expand or contract the geographical, temporal or other restrictions of this covenant not to compete in order to conform with the laws of the State of Delaware so that it shall bind the parties hereto and be enforceable by that court.


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         11. INJUNCTIVE RELIEF AND OTHER REMEDIES.

              (a) Executive agrees that any breach or threatened breach by him of any provision of Sections 8, 9 and 10 shall entitle either the Employer or Herley, on a non-mutually exclusive basis, in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enforce specifically the terms of this Agreement or enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive above and elsewhere herein will be construed as separable and divisible from every other restriction and that the unenforceability, in whole or in part, of any other restriction will not affect the enforceability of the remaining restriction and that one or more or all of such restrictions may be enforced in whole or in part, as the circumstances warrant.

              (b) Executive acknowledges that he is fully aware of the restrictions placed upon him under Sections 8, 9 and 10 and that he also has agreed to such restrictions in order to induce Herley to enter into the Agreement and Plan of Reorganization, this Agreement, and the Merger.

              (c) If any of the covenants contained in Sections 8, 9 and 10 or any aspects thereof are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid parts.

         12. HERLEY'S GUARANTY OF PERFORMANCE.

         Herley hereby covenants and agrees with the Executive that Herley shall cause Employer to perform and comply with all of its covenants and agreements contained in this Agreement. In the event that the Employer is unable to perform its obligations hereunder, Herley shall perform all of the Employer's duties and obligations hereunder, including, without limitation, payment obligations to the Executive. In the event of a breach of this Agreement by Employer, the Executive shall be entitled to seek enforcement of the terms of this Agreement against Herley without exhausting his remedies against the Employer.

         13. SUCCESSORS AND ASSIGNS.

         This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and the Employer's successors or assigns (whether resulting from any reorganization, consolidation or merger of the Employer) and the Executive's heirs, executors and legal representatives.

         14. ENTIRE AGREEMENT.

         This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings with respect thereto and cannot be modified, amended, waived or terminated, in whole or in part, except in accordance with the terms hereof or by a writing signed by all of the parties. No course of dealings


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between the parties during the term of this Agreement shall be deemed to amend or expand the obligations of any of the parties hereto unless incorporated in a written instrument as aforesaid.

         15. NOTICE.

         Any notice to a party hereto pursuant to this Agreement shall be in writing, shall be deemed given when received, and be delivered personally or sent by certified mail return receipt requested, or by nationally recognized overnight courier service, or by telecopier addressed as follows (or to such other address as any party shall designate by written notice to the other parties):



         If to Herley or the Employer to:

                  Metraplex Corporation
                  7435 New Technology Way
                  Frederick, Maryland 21703-9458
                  Attention: Myron Levy
                  Fax: (301)663-3661

         and

                  Herley Industries, Inc.
                  10 Industry Drive
                  Lancaster, Pennsylvania 17603
                  Attention: Lee Blatt
                  Fax: (717)397-4475

         with a copy to:

                  Blau, Kramer, Wactlar & Lieberman, P.C.
                  100 Jericho Quadrangle
                  Suite 225
                  Jericho, New York 11753
                  Attention: David H. Lieberman, Esq.
                  Fax: (516) 822-4824

         If to the Employee to:

                  Glenn K. Rosenthal
                  Metraplex Corporation
                  7435 New Technology Way
                  Frederick, Maryland 21703-9458
                  Fax: (301) 663-3661


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                  with a copy to:

                  Glenn D. Solomon, Esq.
                  Offit & Kurman, P.A.
                  8 Park Center Court
                  Suite 200
                  Owings Mills, Maryland 21117
                  Fax:(410) 356-0602

         16. GOVERNING LAW.

         This Agreement and all issues regarding the validity, construction, interpretation. performance and enforceability thereof, shall be governed and construed exclusively in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern this Agreement under applicable conflicts of laws principle.

         17. JURISDICTION AND VENUE.

         The Employer, Herley and the Executive each irrevocably consent that any legal action or proceeding against any of them under, arising out of or in any manner relating to, this Agreement, may be brought in any court of the State of Delaware or in the United States District Court for the District of Delaware. Employer, Herley and the Executive by the execution and delivery of this Agreement, expressly and irrevocably consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding. The said parties further irrevocably consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to him or it by hand, by certified mail, return receipt requested, or by any other manner provided for in the Delaware Rules of Civil Procedure. The Employer, Herley and the Executive hereby expressly and irrevocably waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

         18. MISCELLANEOUS.

         This Agreement:

              (a) may not (except as specifically provided in Section 13 hereof) be assigned by any party hereto without the prior written consent of the other parties (any purported assignment hereof in violation of this provision being null and void); and

              (b) may be executed in various counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have duly executed this employment agreement this 22nd day of July, 1997.


                                       METRAPLEX CORPORATION

                                       By: /s/ Glenn K. Rosenthal
                                          --------------------------------
                                       Name:   Glenn K. Rosenthal
                                       Title:  President

                                       HERLEY INDUSTRIES, INC

                                       By: /s/ Myron Levy
                                          --------------------------------
                                       Name:   Myron Levy
                                       Title:  President


                                       /s/ Glenn K. Rosenthal
                                       -----------------------------------
                                       Glenn Rosenthal, Executive



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